EXHIBIT 3.2

M&T BANK CORPORATION

AMENDED AND RESTATED BYLAWS

(effective as of November 15, 2022)

AMENDED AND RESTATED BYLAWS

OF

M&T BANK CORPORATION

ARTICLE I

Meetings of Stockholders

Section 1. Annual Meeting: The annual meeting of the stockholders of the Corporation, for the election of directors and for the transaction of such other business as may be set forth in the notice of the meeting, shall be held each year at the principal office of the Corporation or at such other place within or without the State of New York as the Board of Directors shall determine and the notice of the meeting shall specify the hour of day on the third Tuesday in April in each year or at such other date within the period of sixty (60) days next succeeding such date as the Board of Directors shall determine. If that day be a legal holiday in any year, the meeting shall be held on the next following that is not a legal holiday.

Section 2. Special Meetings: Special meetings of the stockholders may be called by the Board of Directors or by the Chief Executive Officer, and shall be called by the Corporate Secretary or an Assistant Secretary at the request in writing of the holders of record of at least 25% of the outstanding shares of the Corporation entitled to vote. Such request shall state the purpose or purposes for which the meeting is to be called. Each special meeting of the stockholders shall be held at such time as the Board of Directors or the person calling the meeting (the Chief Executive Officer, Corporate Secretary or Assistant Secretary, as the case may be) shall determine and the notice of the meeting shall specify, and shall be held at the principal office of the Corporation or at such other place within or without the State of New York as the Board of Directors shall determine or the notice of meeting shall specify.

Section 3. Notice of Meetings: Written notice of each meeting of the stockholders shall be given, personally, by mail, or electronically, not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting; provided, however, that such notice may be given by third class mail not fewer than twenty-four (24) nor more than sixty (60) days before the date of the meeting. If mailed, such notice shall be deposited in the United States mail, with postage thereon prepaid, directed to the stockholder at his or her address as it appears on the record of stockholders, or, if he or she shall have filed with the Corporate Secretary of the Corporation a written request that notices to him or her be mailed to some other address, then directed to him or her at such other address. If transmitted electronically, such notice shall be directed to the stockholder’s electronic mail address as supplied by the stockholder to the Corporate Secretary of the Corporation or his or her representative, or as otherwise directed pursuant to the stockholder’s authorization or instructions. The notice shall state the place, date and hour of the meeting, the purpose or purposes for which the meeting is called and, unless it is the annual meeting, indicate that the notice is being issued by or at the direction of the person calling the meeting. The notice need not refer to the approval of minutes or to other matters normally incident to the conduct of the meeting. Except for such matters, the business which may be transacted at the meeting shall be confined to business which is related to the purpose or purposes set forth in the notice. If, at any meeting, action is proposed to be taken which would, if taken, entitle dissenting stockholders to receive payment for their shares, the notice of such meeting shall include a statement of that purpose and to that effect.

Section 4. Waiver of Notice: Whenever under any provision of these Bylaws, the certificate of incorporation, the terms of any agreement or instrument, or law, the Corporation or the Board of Directors or any committee thereof is authorized to take any action after notice to any person or persons or after the lapse of a prescribed period of time, such action may be taken without notice and without the lapse of such period of time, if at any time before or after such action is completed the person or persons entitled to such notice or entitled to participate in the action to be taken or, in the case of a stockholder, by his or her duly authorized attorney-in-fact, submit a signed waiver of notice of such requirements. The attendance of any stockholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by him or her.

Section 5. Procedure: At each meeting of stockholders the order of business and all other matters of procedure may be determined by the person presiding at the meeting.

Section 6. List of Stockholders: A list of stockholders as of the record date, certified by the corporate officer responsible for its preparation or by a transfer agent, shall be produced at any meeting of stockholders upon the request thereat or prior thereto of any stockholder. If the right to vote at any meeting is challenged, the inspectors of election, or person presiding thereat, shall require such list of stockholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list to be stockholders entitled to vote thereat may vote at such meeting.

Section 7. Quorum: At each meeting of stockholders for the transaction of any business, a quorum shall be present to organize such meeting. Except as otherwise provided by law, a quorum shall consist of the holders of record of not less than a majority of the outstanding shares of the Corporation entitled to vote at such meeting, present either in person or by proxy. When a quorum is once present to organize a meeting of the stockholders, it is not broken by the subsequent withdrawal of any stockholders.

Section 8. Adjournments: The stockholders entitled to vote who are present in person or by proxy at any meeting of stockholders, whether or not a quorum shall be present at the meeting, shall have power by a majority vote to adjourn the meeting from time to time without notice other than announcement at the meeting of the time and place to which the meeting is adjourned. At any adjourned meeting at which a quorum shall be present any business may be transacted that might have been transacted on the original date of the meeting and the stockholders entitled to vote at the meeting on the original date (whether or not they were present thereat), and no others, shall be entitled to vote at such adjourned meeting.

Section 9. Voting; Proxies; Majority Vote Standard for Uncontested Director Elections:

(a) Each stockholder of record shall be entitled at every meeting of stockholders to one (1) vote for each share having voting power standing in his or her name on the record of stockholders of the Corporation on the record date fixed pursuant to Section 3 of Article VI of these Bylaws.

(b) Each stockholder entitled to vote at a meeting of stockholders may vote in person, or may authorize another person or persons to act for him or her by proxy. Any proxy may be signed by such stockholder or his or her duly authorized attorney-in-fact, including by facsimile signature, and shall be delivered to the secretary of the meeting, or may be authorized by telegram, cablegram or other electronic transmission provided that it can be reasonably determined from such telegram, cablegram or other electronic transmission that such proxy was authorized by the stockholder. The signature of a stockholder on any proxy, including without limitation a telegram, cablegram or other electronic transmission, may be printed, stamped or written, or provided by other reliable reproduction, provided such signature is executed or adopted by the stockholder with intention to authenticate the proxy. No proxy shall be valid after the expiration of eleven (11) months from the date of its execution unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the stockholder executing it, except as otherwise provided by law.

(c) All corporate action to be taken by vote of the stockholders other than the election of directors shall, except as otherwise provided by law, the certificate of incorporation or these Bylaws, be authorized by a majority of the votes cast in favor or against such action. At each meeting of the stockholders for the election of directors at which a quorum is present, the vote required for election of a director by the stockholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor of or against the election of a nominee. In a contested election, the persons receiving a plurality of the votes cast by the holders of stock entitled to vote thereat shall be the directors. An election shall be deemed to be contested if, as of the record date for such meeting, there are more nominees for election than positions on the Board of Directors to be filled by election at the meeting. The vote for directors, or upon any question before a meeting of stockholders, shall not be by ballot unless the person presiding at such meeting shall so direct or any stockholder, present in person or by proxy and entitled to vote thereon, shall so demand.

(d) In the event of an uncontested election of directors, any incumbent director who is a nominee for election as a director and who is not elected by the stockholders shall immediately tender his or her resignation to the Board of Directors, subject to acceptance or rejection by the Board of Directors as provided in this Section 9(d) of this Article I. The independent members of the Board of Directors, in accordance with the procedures established by the Board of Directors, shall decide whether or not to accept such resignation within ninety (90) days after the date the results of the election are certified and the Corporation shall promptly disclose and explain such decision in a document furnished or filed with the United States Securities and Exchange Commission (“SEC”). The independent members of the Board of Directors in making their decision, may consider any factors or other information that they consider appropriate and relevant, including the recommendation of the Nomination and Governance Committee of the Board of Directors. The director who tenders his or her resignation shall not participate in the recommendation of the Nomination and Governance Committee or the decision of the Board of Directors with respect to his or her resignation. If such director’s resignation is rejected by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors pursuant to Section 9(d) of this Article I, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Article II, Section 5 or may decrease the size of the Board of Directors pursuant to the provisions of Article II, Section 1.

Section 10. Appointment of Inspectors of Election: The Board of Directors shall appoint one or more inspectors to act at the meeting or any adjournment thereof, and may appoint one (1) or more persons as alternate inspectors to replace any inspector who fails to appear or act. If no inspector or alternate has been appointed, or in case any inspector or alternate inspector appointed fails to appear or act, the vacancy shall be filled by appointment made by the person presiding thereat. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. No person who is a nominee for the office of director of the Corporation shall act as an inspector at any meeting of the stockholders at which directors are elected.

Section 11. Duties of Inspectors of Election: Whenever one or more inspectors of election may be appointed as provided in these Bylaws, he, she or they shall determine the number of shares outstanding and entitled to vote, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders.

Section 12. Advance Notice of Proposals: At an annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting.

(a) Matters Properly Brought. To be properly brought before a meeting, business must be: (i) specified in the notice of the meeting, (ii) brought by or at the direction of the Board of Directors, (iii) brought by a stockholder of the Corporation who was a stockholder of record at the time the notice provided for in this Section 12 is delivered to the Corporate Secretary, who is entitled to vote at the meeting and who complied with the notice and other procedures set forth in this Section 12, or (iv) in the case of stockholder nominations to be included in the Corporation’s proxy statement for an annual meeting, brought by any Eligible Stockholder (as defined in Section 13 of this Article I) who satisfies the requirements set forth in Section 13 of this Article I.

(b) Advance Notice Requirements. For business to be properly brought before a meeting of stockholders pursuant to clause (iii) of Section 12(a) above, the stockholder must have given timely notice of such business and provided timely updates and supplements to such notice, in writing, to the Corporate Secretary and such business must be a proper matter for stockholder action.

(i) To be timely, a stockholder’s notice shall:

(A) (1) with respect to the annual meeting of stockholders, be delivered to the Corporate Secretary at the principal executive offices of the Corporation no earlier than one hundred fifty (150) calendar days and no later than one hundred twenty (120) days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders if the date of the annual meeting is not changed more than thirty (30) days from the date of the preceding year’s annual meeting; and (2) with respect to any special meeting of stockholders, be delivered not later than the close of business on the tenth (10th) day following the date such special meeting is first publicly announced or disclosed. In no event shall the announcement of an adjournment of an annual meeting or special meeting of stockholders commence a new time period for the giving of a stockholder’s notice as described above; and

(B) be further updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof. The update and supplement shall be delivered to the Corporate Secretary at the principal executive offices of the Corporation not later than the following dates: (1) five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and (2) eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.

(ii) To be in proper form, such stockholder’s notice must include the following, as applicable:

(A) As to the stockholder giving the notice, the notice shall set forth:

(1) the name and business address of the stockholder and all Persons (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), acting in concert with the stockholder;

(2) the name and address of the stockholder and the Persons identified in clause (1), as they appear on the Corporation’s books (if they so appear); and

(3) the class and number of shares of the Corporation beneficially owned by the stockholder and the Persons identified in clause (1); and

(4) any other information relating to such stockholder and beneficial owners, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(B) If the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, the notice must, in addition to matters set forth in Section 12(b)(ii)(A) above, also set forth: (1) a brief description of the business desired to be brought before the meeting; (2) the reasons for conducting such business at the meeting; (3) any material interest of the stockholder in such business; (4) the text of the proposal or business (including the text of any resolutions proposed for consideration); (5) a description of all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, and any other person or persons (including their names) in connection with the matters set forth in the notice by such stockholder; and (6) such other information as the Board of Directors reasonably determines is necessary or appropriate to enable the Board of Directors and stockholders of the Corporation to consider the proposal.

(C) As to each person whom the stockholder proposes to nominate for election or reelection to the Board of Directors, a stockholder’s notice must, in addition to the matters set forth in Section 12(b)(ii)(A) above, also set forth: (1) all information relating to such nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (2) a description of all direct and indirect compensation and other monetary agreements, arrangements and understandings during the past three (3) years, and any other relationships, between or among such stockholder and beneficial owners, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 (or any successor rule) promulgated under SEC Regulation S-K if the stockholder making the nomination and any beneficial owner, if any, on whose behalf the nomination is made, or any affiliate or associate thereof or Person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

(D) With respect to each person whom the stockholder proposes to nominate for election or reelection to the Board of Directors, a stockholder’s notice must, in addition to the matters set forth in Sections 12(b)(ii)(A) and (C) above, also include a completed and signed questionnaire, representation and agreement required by Section 13 of this Article I. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee, or to determine whether any of the matters contemplated by Section 13(e) of this Article I apply to such proposed nominee.

The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 12 and, he or she shall declare to the meeting that any business not properly brought before the meeting shall not be transacted.

Section 13. Stockholder Nominations Included in the Corporation’s Proxy Materials for the Annual Meeting of Stockholders:

(a) Inclusion of Nominees in Proxy Statement. Subject to the provisions of this Section 13, if expressly requested in the applicable Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:

(i) the name(s) of any person or person(s) nominated for election (each, a “Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to twenty (20) Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 13 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);

(ii) disclosure about each Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law or regulation to be included in the proxy statement;

(iii) any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of each Nominee’s election to the Board of Directors (subject, without limitation, to Section 13(e)(ii)), provided that such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (or any successor rule) (the “Supporting Statement”); and

(iv) any other information that the Board of Directors determines, in its discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 13 and any solicitation materials or related information with respect to a Nominee.

For purposes of this Section 13, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Corporation designated by the Board of Directors or a committee of the Board of Directors. The person presiding at any annual meeting of stockholders, in addition to making any other determinations that may be appropriate as to the conduct of the meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Section 13 and, if not so nominated, shall direct and declare at the meeting that such Nominee shall not be considered.

(b) Maximum Number of Nominees.

(i) The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Nominees than that number of directors constituting the greater of (A) two (2), or (B) twenty percent (20%) of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 13 (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Nominees who the Board of Directors decides to nominate for election at such annual meeting; (2) nominees who cease to satisfy, or Nominees of Nominating Stockholders that cease to satisfy, the eligibility requirements in this Section 13, as determined by the Board of Directors; (3) Nominees whose nomination is withdrawn by the Nominating Stockholder or who become unwilling to serve on the Board of Directors; (4) the number of incumbent directors who had been Nominees with respect to any of the preceding two (2) annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors; and (5) the number of director candidates for whom the Corporation shall have received a notice pursuant to Section 12(a)(iii) of these Bylaws that a stockholder intends to nominate a candidate for director at such annual meeting (whether or not such notice is subsequently withdrawn or made the subject of a settlement of the Corporation); provided that the Maximum Number after such reduction with respect to this Section 13(b)(i)(5) shall in no event be less than one (1) candidate, which candidate shall be determined by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 13(d) below, but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii) If the number of Nominees pursuant to this Section 13 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one (1) Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one (1) Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 13(d), a Nominating Stockholder or a Nominee ceases to satisfy the eligibility requirements in this Section 13, as determined by the Board of Directors, a Nominating Stockholder withdraws its nomination or a Nominee becomes unwilling to serve on the Board of Directors assuming election to the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (A) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (B) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c) Eligibility of Nominating Stockholder.

(i) An “Eligible Holder” is a person who has either (A) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 13(c) continuously for the three-year period specified in Subsection 13(c)(ii) below, or (B) provides to the Corporate Secretary, within the time period referred to in Section 13(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) (or any successor rule) under the Exchange Act (or any successor rule).

(ii) An Eligible Holder or group of up to twenty (20) Eligible Holders may submit a nomination in accordance with this Section 13 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one (1) Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 13, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this Section 13, as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

(iii) The “Minimum Number” of shares of the Corporation’s common stock means three percent (3%) of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.

(iv) For purposes of this Section 13, an Eligible Holder “owns” only those outstanding shares of the Corporation as to which the Eligible Holder possesses both:

(A) the full voting and investment rights pertaining to the shares; and

(B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned or pledged such shares provided that the Eligible Holder has the unrestricted power to recall loaned shares on five (5) business days’ notice, promptly recalls loaned or pledged shares upon being notified by the Corporation that any of its Nominees will be included in the Corporation’s proxy materials and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board.

(v) No Eligible Holder shall be permitted to be in more than one (1) group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one (1) group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.

(d) Nomination Notice. To nominate a Nominee, the Nominating Stockholder must, no earlier than one hundred fifty (150) calendar days and no later than one hundred twenty (120) calendar days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders, submit to the Corporate Secretary at the principal executive office of the Corporation, all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if

(and only if) the annual meeting is not scheduled to be held within a period that commences thirty (30) days before the anniversary date of the prior year’s annual meeting and ends thirty (30) days after such anniversary date (an annual meeting date outside of such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is one hundred eighty (180) days prior to such Other Meeting Date or the tenth (10th) day following the date such Other Meeting Date is first publicly announced or disclosed:

(i) A SEC Schedule 14N (or any successor form) relating to each Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;

(ii) A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member);

(A) the information required with respect to the nomination of directors pursuant to Article I, Section 12(b)(ii) of these Bylaws;

(B) the details of any relationship that existed within the past three (3) years and that would have been described pursuant to Item 6(e) of SEC Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(C) a representation and warranty that the Nominating Stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(D) a representation and warranty that each Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;

(E) a representation and warranty that each Nominee:

(1) does not have any direct or indirect relationship with the Corporation that would cause the Nominee to be considered not independent pursuant to the Corporation’s Corporate Governance Standards and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;

(2) meets the audit committee and compensation committee independence requirements under the rules of the SEC and the primary stock exchange on which the Corporation’s shares of common stock are traded;

(3) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

(4) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and

(5) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Nominee;

(F) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 13(c) and has provided evidence of ownership to the extent required by Section 13(c)(i);

(G) a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 13(c) through the date of the annual meeting and a statement regarding the Nominating Stockholder’s intent with respect to continued ownership of the Minimum Number of shares for at least one (1) year following the date of the annual meeting;

(H) details of any position of a Nominee as an officer or director of any competitor (that is, any entity that provides products or services that compete with or are alternatives to the products or services provided by the Corporation or its affiliates) of the Corporation, within the three (3) years preceding the submission of the Nomination Notice;

(I) details of any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service as a director of the Corporation and details of any agreement, arrangement or understanding with any person or entity as to how such Nominee would vote or act on any issue or question as a director (a “Voting Commitment”);

(J) a statement detailing whether the Nominee is experienced in matters of risk management for the purposes of Regulation YY of the Board of Governors of the Federal Reserve System;

(K) a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) under the Exchange Act (or any successor rules) with respect to the annual meeting, other than with respect to a Nominee or any nominee of the Board;

(L) a representation and warranty that the Nominating Stockholder will not use any form of proxy other than the Corporation’s form of proxy in soliciting stockholders in connection with the election of a Nominee at the annual meeting;

(M) if desired, a Supporting Statement; and

(N) in the case of a nomination by a group, the designation by all group members of one (1) group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination.

(iii) An executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Stockholder (including each group member) agrees:

(A) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(B) to file any written solicitation or other communication described in 17 CFR Sections 240.14a-1(l)(1)(iii) and 240.14a-1(l)(2)(iv) with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

(D) to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any claim, demand, threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 13;

(E) in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 13(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation in writing and any other recipient of such communication of (A) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (B) such failure; and

(iv) An executed agreement, in a form deemed satisfactory by the Board of Directors, by each Nominee:

(A) to provide to the Corporation such other information and certifications, including completion of the Corporation’s director questionnaire, as it may reasonably request;

(B) at the reasonable request of the Nomination and Governance Committee, to meet with the Nomination and Governance Committee to discuss matters relating to the nomination of such Nominee to the Board of Directors, including the information provided by such Nominee to the Corporation in connection with his or her nomination and such Nominee’s eligibility to serve as a member of the Board of Directors;

(C) that such Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s Corporate Governance Standards, Code of Business Conduct and Ethics, Insider Trading Policy and any other rule, regulation, policy, guidelines or standard of conduct applicable to directors of the Corporation; and

(D) that such Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Corporation that has not been disclosed to the Corporation, (ii) any Voting Commitment that has not been disclosed to the Corporation or (iii) any Voting Commitment that could limit or interfere with such Nominee’s ability to comply, if elected as a director of the Corporation, with his or her fiduciary duties under applicable law.

The information and documents required by this Section 13(d) to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of SEC Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 13(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Corporate Secretary.

(e) Exceptions.

(i) Notwithstanding anything to the contrary contained in this Section 13, the Corporation may omit from its proxy statement any Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:

(A) the Corporation receives a notice pursuant to Section 12(a)(iii) of this Article I, that a stockholder intends to nominate a candidate for director at the annual meeting, subject to the limitations contained in Section 13(b)(i)(5);

(B) the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the annual meeting of stockholders to present the nomination submitted pursuant to this Section 13, the Nominating Stockholder withdraws its nomination or the person presiding at the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 13 and shall therefore be disregarded;

(C) the Board of Directors determines that such Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Corporation’s Bylaws or Certificate of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the SEC or the primary stock exchange on which the Corporation’s shares of common stock are traded;

(D) such Nominee was nominated for election to the Board of Directors pursuant to this Section 13 at one of the Corporation’s two (2) preceding annual meetings of stockholders and either withdrew or became ineligible or received less than twenty five percent (25%) of the votes cast at such annual meeting;

(E) the Nominating Stockholder is engaging in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Rule 14a-1(l)(2)(iv) under the Exchange Act) (or any successor rule) in support of the election of any individual as a director at the applicable annual meeting of stockholders other than a nominee of the Board of Directors and other than as permitted by this Section 13;

(F) (1) such Nominee has been, within the past three (3) years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; (2) the Nominee’s election as a member of the Board of Directors would cause the Corporation to seek, or assist in the seeking of, advance approval or to obtain, or assist in the obtaining of, an interlock waiver pursuant to the rules or regulations of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the New York State Department of Financial Services or any other federal or state regulator; or (3) the Nominee is a director, trustee, officer or employee with management functions for any depository institution, depository institution holding company or entity that has been designated as a Systemically Important Financial Institution, each as defined in the Depository Institution Management Interlocks Act;

(G) the Corporation is notified, or the Board of Directors determines, that the Nominating Stockholder or the Nominee has failed to continue to satisfy the eligibility requirements described in Section 13(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the Board of Directors, or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Nominee under this Section 13; or

(H) the Nominee is a named subject of a pending criminal proceeding (excluding traffic violations or other minor offenses) or has been convicted in a criminal proceeding within the past ten (10) years.

(ii) Notwithstanding anything to the contrary contained in this Section 13, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Nomination Notice, if the Board of Directors determines that:

(A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(B) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(C) the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation or the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded.

The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

ARTICLE II

Directors

Section 1. Number and Qualifications: The number of directors constituting the entire Board of Directors shall not be less than three (3), except that where all the shares of the Corporation are owned beneficially and of record by less than three (3) stockholders, the number of directors may be less than three (3), but not less than the number of stockholders. Subject to any provision as to the number of directors contained in the certificate of incorporation or these Bylaws, the exact number of directors shall be fixed from time to time by action of the stockholders or by vote of a majority of the entire Board of Directors, provided that no decrease in the number of directors shall shorten the term of any incumbent director. If the number of directors be increased at any time, the vacancy or vacancies in the Board of Directors arising from such increase shall be filled as provided in Section 5 of this Article II. All of the directors shall be at least twenty-one (21) years of age.

Section 2. Election and Term of Office: Except as otherwise specified by law or these Bylaws, each director of the Corporation shall be elected at an annual meeting of stockholders or at any meeting of the stockholders held in lieu of such annual meeting, which meeting, for the purposes of these Bylaws, shall be deemed the annual meeting, and shall hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified.

Section 3. Resignation: Any director of the Corporation may resign at any time by giving his or her resignation to the President or any Vice President or the Corporate Secretary. Such resignation shall take effect at the time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4. Removal of Directors: Any director may be removed for cause, at any meeting of stockholders notice of which shall have referred to the proposed action, by vote of the stockholders. Any director may be removed without cause, at any meeting of stockholders notice of which shall have referred to the proposed action, by the vote of the holders of a majority of the shares of the Corporation entitled to vote. Any director may be removed for cause, at any meeting of the directors notice of which shall have referred to the proposed action, by vote of three-fourths (3/4) of the entire Board of Directors.

Section 5. Vacancies: Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board of Directors for any reason except the removal of directors may be filled by vote of a majority of the directors then in office, although less than a quorum exists. Any vacancy occurring in the Board of Directors by reason of the removal of a director by stockholders may be filled by vote of the stockholders at the meeting at which such action is taken or at any meeting of stockholders notice of which shall have referred to the proposed election. If any such newly created directorships or vacancies occurring in the Board of Directors for any reason shall not be filled prior to the next annual meeting of stockholders, they shall be filled by vote of the stockholders at such annual meeting. Any director elected to fill a vacancy shall be elected to hold office for the unexpired term of his or her predecessor.

Section 6. Directors’ Fees: Directors, except salaried officers who are directors, may receive a fee for their services as directors and traveling and other out-of-pocket expenses incurred in attending any regular or special meeting of the Board of Directors. The fee may be a fixed sum to be paid for attending each meeting of the Board of Directors and/or a fixed sum to be paid monthly, quarterly, or semiannually, irrespective of the number of meetings attended or not attended. The amount of the fee and the basis on which it shall be paid shall be determined by the Board of Directors.

Section 7. First Meeting of Newly Elected Directors: The first meeting of the newly elected Board of Directors may be held immediately after the annual meeting of stockholders, and at the same place as such annual meeting of stockholders, provided a quorum be present, and no notice of such meeting shall be necessary. In the event such first meeting of the newly elected Board of Directors is not held at said time and place, the same shall be held as provided in Section 8 of this Article II.

Section 8. Meetings of Directors: Regular and special meetings of the Board of Directors shall be held at such times and at such place, within or without the State of New York, as the Board of Directors may determine. Special meetings may also be called by the Chief Executive Officer or by any four (4) members of the Board of Directors, and shall be held at such time and at such place as the person or persons calling the meeting shall determine.

Section 9. Notice of Meetings: Notice of each regular or special meeting of the Board of Directors, stating the time and place thereof shall be given by the Chairman of the Board, the Chief Executive Officer, the President, the Corporate Secretary, any Assistant Secretary or any member of the Board of Directors to each member of the Board of Directors not less than three (3) days before the meeting by depositing the same in the United States mail, with first-class postage thereon prepaid, directed to each member of the Board of Directors at the address designated by him or her for such purpose (or, if none is designated, at his or her last known address), or not less than one (1) day before the meeting by telephoning or by delivering the same to each member of the Board of Directors personally, or sending the same by facsimile, electronic mail, or overnight express courier, or delivering it, to the address designated by him or her for such purpose (or, if none is designated, to his or her last known address). Notice of a meeting need not be given to any director who submits a signed waiver of notice whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to him or her. The notice of any meeting of the Board of Directors need not specify the purposes for which the meeting is called, except as provided in Section 4 of this Article II and as provided in Article X of these Bylaws.

Section 10. Quorum and Action by the Board: At all meetings of the Board of Directors, except as otherwise provided by law, the certificate of incorporation or these Bylaws, a quorum shall be required for the transaction of business and shall consist of not less than one-third of the entire Board of Directors, and the vote of a majority of the directors present shall decide any question that may come before the meeting. A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time or place without notice other than announcement at the meeting of the time and place to which the meeting is adjourned.

Section 11. Procedure: The order of business and all other matters of procedure at every meeting of directors may be determined by the person presiding at the meeting.

Section 12. Meetings by Conference Telephone: Any one (1) or more members of the Board of Directors or any committee thereof may participate in a meeting of such Board of Directors or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time, including video conferencing equipment. Participation by such means shall constitute presence in person at the meeting.

Section 13. The Chairman of the Board: The Board of Directors shall annually, at the first meeting of the Board of Directors after the annual meeting of stockholders, appoint or elect a Chairman of the Board who shall have such authority and perform such duties as the Board of Directors or the Executive Committee may from time to time prescribe. The Chairman of the Board shall, unless otherwise determined by the Board of Directors, hold office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor has been elected or appointed and qualified.

Section 14. The Vice Chairmen of the Board: The Board of Directors shall annually, at the first meeting of the Board of Directors after the annual meeting of stockholders, appoint or elect one or more Vice Chairmen of the Board who shall have such authority and perform such duties as the Board of Directors or the Executive Committee may from time to time prescribe. The Vice Chairmen of the Board shall, unless otherwise determined by the Board of Directors, hold office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected or appointed and qualified. The Board of Directors shall elect a non-executive Vice Chairman of the Board who will perform the duties of “lead outside director.”

ARTICLE III

Committees of Directors

Section 1. Designation of Committees: The Board of Directors, by resolution or resolutions adopted by a majority of the entire Board of Directors, shall designate from among its members an Executive Committee, a Nomination and Governance Committee, a Compensation and Human Capital Committee, an Audit Committee, and a Risk Committee, each consisting of three (3) or more directors, and may designate from among its members other committees, each consisting of such number of directors as the Board of Directors may determine, and may designate one or more directors as alternate members of such committees, who may replace any absent or disqualified member or members at any meeting of such committees. In the interim between meetings of the Board of Directors, the Executive Committee shall have all the authority of the Board of Directors except as otherwise provided by law. The Executive Committee shall serve at the pleasure of the Board of Directors. Each other committee so designated shall have such name as may be provided from time to time in the resolution or resolutions, shall serve at the pleasure of the Board of Directors and shall have, to the extent provided in such resolution or resolutions, all the authority of the Board of Directors except as otherwise provided by law.

Section 2. Acts and Proceedings: All acts done and power and authority conferred by the Executive Committee, the Nomination and Governance Committee, the Compensation and Human Capital Committee, the Audit Committee, and the Risk Committee, and each other committee from time to time within the scope of its respective authority shall be, and may be deemed to be, and may be specified as being, the act and under the authority of the Board of Directors. The Executive Committee, the Nomination and Governance Committee, the Compensation and Human Capital Committee, the Audit Committee, and the Risk Committee shall meet at such time and place and upon such notice as the respective committee may from time to time determine. Meetings of the Executive Committee may also be called by the Chairman of the Board and Chief Executive Officer, and meetings of the Executive Committee, the Nomination and Governance Committee, the Compensation and Human Capital Committee,

the Audit Committee, and the Risk Committee, and each other committee may also be called the Chair of each such committee, and such meetings shall be held at such time and place as the Chairman of the Board and Chief Executive Officer or Chair, as the case may be, shall determine. The Executive Committee, the Nomination and Governance Committee, the Compensation and Human Capital Committee, the Audit Committee, and the Risk Committee, and each other committee shall keep regular minutes of its proceedings and report its actions to the Board of Directors when required.

Section 3. Compensation: Members of any committee of the Board of Directors, except salaried officers who are directors, may receive such compensation for their services as the Board of Directors shall from time to time determine.

ARTICLE IV

Officers

Section 1. Officers: The Board of Directors shall annually, at the first meeting of the Board of Directors following the annual meeting of stockholders, appoint or elect a Chief Executive Officer, one or more Vice Presidents, a Corporate Secretary and a Treasurer, and such other officers as it may determine, including a President, and may from time to time elect or appoint such additional officers as it deems necessary or appropriate. Such additional officers shall have the authority and perform such duties as the Board of Directors may from time to time prescribe.

Section 2. Term of Office: The Chief Executive Officer, the President, each Vice President, the Corporate Secretary and the Treasurer shall, unless otherwise determined by the Board of Directors, hold office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected or appointed and qualified. Each additional officer appointed or elected by the Board of Directors shall hold office for such term as shall be determined from time to time by the Board of Directors and until his or her successor has been elected or appointed and qualified. Any officer, however, may be removed or have his or her authority suspended by the Board of Directors at any time, with or without cause. If the office of any officer becomes vacant for any reason, the Board of Directors shall have the power to fill such vacancy.

Section 3. The Chief Executive Officer: The Board of Directors may from time to time designate one (1) of the officers of the Corporation as Chief Executive Officer. The Chief Executive Officer shall, under the control of the Board of Directors and the Executive Committee, have the general management of the Corporation’s business affairs and property and shall exercise general supervision over all activities of the Corporation and the other officers. The Chief Executive Officer shall have the power to appoint or hire, to remove, and to determine the compensation of, all employees of the Corporation who are not officers, and to delegate the foregoing powers from time to time in whole or in part. Unless such authority is otherwise prescribed by the Board of Directors or the Executive Committee for the Chairman of the Board or a Vice Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the stockholders and of the Board of Directors.

In the absence or incapacity of the Chief Executive Officer the powers and duties of that office shall be vested in such other officer as may from time to time be designated by the Board of Directors or the Executive Committee, or, in the absence of any such designation, as designated by the Chief Executive Officer.

Section 4. The President: If the Board of Directors has not designated another officer as Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation.

Section 5. The Corporate Secretary: The Corporate Secretary shall issue notices of all meetings of stockholders and directors where notices of such meetings are required by law or these Bylaws. He or she shall attend all meetings of stockholders and of the Board of Directors and keep the minutes thereof. He or she shall affix the corporate seal to and sign such instruments as require the seal and his or her signature and shall perform such other duties as usually pertain to his or her office or as are properly required of him or her by the Board of Directors.

Section 6. Officers Holding Two or More Offices: Any two (2) or more offices may be held by the same person, except the office of President and Corporate Secretary, but no officer shall execute or verify any instrument in more than one (1) capacity if such instrument be required by law or otherwise to be executed or verified by two (2) or more officers.

Section 7. Duties of Officers May be Delegated: In case of the absence or disability of any officer of the Corporation, or in case of a vacancy in any office or for any other reason that the Board of Directors may deem sufficient, the Board of Directors, except as otherwise provided by law, may temporarily delegate the powers or duties of any officer to any other officer or to any director.

Section 8. Compensation: The Compensation and Human Capital Committee shall, through appropriate consultation with the Board of Directors, determine the compensation and benefits of the Chief Executive Officer and other executive officers of the Corporation. In the event and to the extent that the Compensation and Human Capital Committee shall not hereafter exercise its discretionary power in respect of all other officers, the compensation to be paid to all other officers shall be determined by the Chief Executive Officer.

Section 9. Power of Officers: Each officer of the Corporation shall have general power and authority in connection with all aspects of the business and operations of the Corporation as necessary or appropriate, including to sign on behalf of the Corporation and affix its seal, or cause the same to be affixed to, all instruments, documents or papers necessary for the conduct of the business of the Corporation. The powers and authority conferred herein may at any time be modified, changed, extended or revoked, and may be conferred in whole or in part on other employees or agents of the Corporation by the Board of Directors or the Executive Committee.

Section 10. Security: The Board of Directors may require any officer, agent or employee of the Corporation to give security for the faithful performance of his or her duties, in such amount as may be satisfactory to the Board of Directors.

ARTICLE V

Indemnification of Directors and Officers

Section 1. Right of Indemnification: Each director and officer of the Corporation, whether or not then in office, and any person whose testator or intestate was such a director or officer, shall be indemnified by the Corporation for the defense of, or in connection with, any threatened, pending or completed actions or proceedings and appeals therein, whether civil, criminal, governmental, administrative or investigative, in accordance with and to the fullest extent permitted by the Business Corporation Law of New York or other applicable law, as such law now exists or may hereafter be amended; provided, however, that the Corporation shall provide indemnification in connection with an action or proceeding (or part thereof) initiated by such a director or officer only if such action or proceeding (or part thereof) was authorized by the Board of Directors.

Section 2. Advancement of Expenses: Expenses incurred by a director or officer in connection with any action or proceeding as to which indemnification may be given under Section 1 of this Article V may be paid by the Corporation in advance of the final disposition of such action or proceeding upon (a) receipt of an undertaking by or on behalf of such director or officer to repay such advancement in the event that such director or officer is ultimately found not to be entitled to indemnification as authorized by this Article V and (b) approval by the Board of Directors acting by a quorum consisting of directors who are not parties to such action or proceeding or, if such a quorum is not obtainable, then approval by stockholders. To the extent permitted by law, the Board of Directors or, if applicable, the stockholders, shall not be required under this Section 2, to find that the director or officer has met the applicable standard of conduct provided by law for indemnification in connection with such action or proceeding.

Section 3. Availability and Interpretation: To the extent permitted under applicable law, the rights of indemnification and to the advancement of expenses provided in this Article V (a) shall be available with respect to events occurring prior to the adoption of this Article V, (b) shall continue to exist after any recision or restrictive amendment of this Article V with respect to events occurring prior to such recision or amendment, (c) may be interpreted on the basis of applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, or on the basis of applicable law in effect at the time such rights are claimed, and (d) are in the nature of contract rights which may be enforced in any court of competent jurisdiction as if the Corporation and the director or officer for whom such rights are sought were parties to a separate written agreement.

Section 4. Other Rights: The rights of indemnification and to the advancement of expenses provided in this Article V shall not be deemed exclusive of any other rights to which any such director, officer or other person may now or hereafter be otherwise entitled whether contained in the certificate of incorporation, these Bylaws, a resolution of stockholders, a resolution of the Board of Directors, or an agreement providing such indemnification, the creation of such other rights being hereby expressly authorized. Without limiting the generality of the foregoing, the rights of indemnification and to the advancement of expenses provided in this Article V shall not be deemed exclusive of any rights, pursuant to statute or otherwise, of any such director, officer or other person in any such action or proceeding to have assessed or allowed in his or her favor, against the Corporation or otherwise, his or her costs and expenses incurred therein or in connection therewith or any part thereof.

Section 5. Severability: If this Article V or any part hereof shall be held unenforceable in any respect by a court of competent jurisdiction, it shall be deemed modified to the minimum extent necessary to make it enforceable, and the remainder of this Article V shall remain fully enforceable.

ARTICLE VI

Shares

Section 1. Certificate of Shares: The Board of Directors may authorize the issuance of shares of the Corporation either in certificated or uncertificated form, which uncertificated shares may be evidenced by a book-entry system maintained by the Corporation’s transfer agent or registrar, or a combination of both. Shares issued in certificated form shall be represented by certificates which shall be numbered and shall be entered in the records of the Corporation as they are issued. Each share certificate shall when issued state upon the face thereof that the Corporation is formed under the laws of the State of New York, the name of the person or persons to whom issued, and the number and class of shares and the designation of the series, if any, which such certificate represents and shall be signed by the Chief Executive Officer or President and by the Corporate Secretary and shall be sealed with the seal of the Corporation or a facsimile thereof. The signatures of the officers upon a certificate may be a facsimile if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation itself or its employee. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer at the date of issue. No certificate shall be valid until countersigned by a transfer agent if the Corporation has a transfer agent, or until registered by a registrar if the Corporation has a registrar. If shares are issued in uncertificated form, each stockholder shall be entitled upon written request to a stock certificate or certificates in the form prescribed above.

Section 2. Transfer of Shares: Shares of the Corporation shall be transferable on the books of the Corporation by the holder thereof, in person or by duly authorized attorney, upon the surrender of the certificate representing such shares properly endorsed, or other evidence of ownership if no certificate shall have been issued, and payment of all taxes thereon. Except as otherwise provided by law, the Corporation shall be entitled to treat the holder of record of any share as the owner thereof and shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof. The Board of Directors, to the extent permitted by law, shall have power and authority to make all rules and regulations as it may deem expedient concerning the issue, transfer and registration of share certificates and may appoint one or more transfer agents and registrars of the shares of the Corporation.

Section 3. Fixing of Record Date and Time: The Board of Directors may fix, in advance, a day and hour not more than sixty (60) days nor less than ten (10) days before the date on which any meeting of the stockholders is to be held, as the time as of which stockholders entitled to notice of and to vote at such meeting and at all adjournments thereof shall be determined; and, in the event such record date and time are fixed by the Board of Directors, no one other than the holders of record on such date and time of shares entitled to notice of and to vote at such meeting shall be entitled to notice of or to vote at such meeting or any adjournment thereof. If a record date and time shall not be fixed by the Board of Directors for the determination of stockholders entitled to notice of and to vote at any meeting of the stockholders, stockholders of record at the close of business on the day next preceding the day on which notice of such meeting is given, and no others, shall be entitled to notice of and to vote at such meeting or any adjournment thereof; provided, however, that if no notice of such meeting is given, stockholders of record at the close of business on the day next preceding the day on which such meeting is held, and no others, shall be entitled to vote at such meeting or any adjournment thereof.

The Board of Directors may fix, in advance, a day and hour, not more than sixty (60) days nor less than ten (10) days before the date fixed for the payment of a dividend of any kind or the allotment of any rights, as the record time for the determination of stockholders entitled to receive such dividend or rights, and in such case only stockholders of record at the date and time so fixed shall be entitled to receive such dividend or rights; provided, however, that if no record date and time for the determination of stockholders entitled to receive such dividend or rights are fixed, stockholders of record at the close of business on the day on which the resolution of the Board of Directors authorizing the payment of such dividend or the allotment of such rights is adopted shall be entitled to receive such dividend or rights.

Section 4. Record of Stockholders: The Corporation shall keep at its office in the State of New York, or at the office of its transfer agent or registrar in this State, a record containing the names and addresses of all stockholders, the number and class of shares held by each and the dates when they respectively became the owners of record thereof.

Section 5. Lost Share Certificates: The Board of Directors may in its discretion cause a new certificate for shares to be issued by the Corporation in place of any certificate theretofore issued by it, alleged to have been lost or destroyed, and the Board of Directors may require the owner of the lost or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction of any such certificate or the issuance of any such new certificate; but the Board of Directors may in its discretion refuse to issue such new certificate save upon the order of the court having jurisdiction in such matters.

ARTICLE VII

Finances

Section 1. Corporate Funds: The funds of the Corporation shall be deposited in its name with such banks, trust companies or other depositories as the Board of Directors may from time to time designate. All checks, notes, drafts and other negotiable instruments of the Corporation shall be signed by such officer or officers, employee or employees, agent or agents as the Board of Directors may from time to time designate. No officers, employees or agents of the Corporation, alone or with others, shall have power to make any checks, notes, drafts or other negotiable instruments in the name of the Corporation or to bind the Corporation thereby, except as provided in this Section.

Section 2. Fiscal Year: The fiscal year of the Corporation shall be the calendar year unless otherwise provided by the Board of Directors.

ARTICLE VIII

Corporate Seal

Section 1. Form of Seal: The seal of the Corporation shall be in such form as may be determined from time to time by the Board of Directors. The seal on any corporate obligation for the payment of money may be facsimile.

ARTICLE IX

Emergency Bylaw Provisions

Section 1. Taking Effect: The provisions of this Article IX may be declared effective by the New York State Defense Council as constituted under the New York State Defense Emergency Act, as amended, in the event of attack and shall cease to be effective when the Defense Council declares the end of the period of attack.

Section 2. Quorum and Filling of Vacancies: Upon the effectiveness of this Article IX and until the Defense Council declares the end of the period of attack, the affairs of the Corporation shall be managed by such directors theretofore elected pursuant to Article II of these Bylaws as are available to act, and a majority of such directors available to act shall constitute a quorum. In the event, however, that there are less than three (3) such directors available to act, the director or directors available to act shall appoint a sufficient number of emergency directors to make a Board of Directors of three (3) directors. Each emergency director shall serve until the vacancy he or she was appointed to fill can again be filled by the previously elected director, except, however, that the period of his or her service shall end at such time as his or her appointment is terminated pursuant to Section 3 of this Article IX, or at such time as the New York State Defense Council declares the end of the period of attack and his or her successor shall be elected and qualified pursuant to Article II of these Bylaws. If, in the event of attack, there are no directors available to act, then the three (3) highest paid officers of the Corporation available to act shall constitute the emergency Board of Directors until one (1) or more of the previously elected directors are again available to act, except, however, that the period of their service as emergency directors shall end at such time as their service is terminated pursuant to Section 3 of this Article IX, or at such time as the New York State Defense Council declares the end of the period of attack and their successors shall be elected and qualified pursuant to Article II of these Bylaws.

Section 3. Termination of Period of Service: The stockholders of the Corporation or the previously elected director or directors who are available to act may, pursuant to the provisions of Article II of these Bylaws, terminate the appointment or the period of service of any emergency director at any time and fill any vacancy created thereby.

ARTICLE X

Amendments

Section 1. Procedure for Amending Bylaws: The Bylaws of the Corporation may be adopted, amended or repealed (a) at any meeting of stockholders, notice of which shall have referred to the proposed action, by the vote of the holders of a majority of the shares of the Corporation at the time entitled to vote in the election of any directors, or (b) at any meeting of the Board of Directors, notice of which shall have referred to the proposed action, by the vote of a majority of the entire Board of Directors.

Section 2. Notice to Shareholders of Certain Amendments to Bylaws: The Corporation shall provide notice to shareholders of certain amendments to the Bylaws as required by the provisions of Section 602(e) of the Business Corporation Law of New York.

ARTICLE XI

Election Under Section 912 of the

New York Business Corporation Law

Section 1. Election: The Corporation has expressly elected not to be governed by the provisions of Section 912 of the Business Corporation Law of New York. Until this bylaw is amended or repealed in the manner provided by law, none of the business combination provisions of Section 912 of the Business Corporation Law of New York shall apply to the Corporation.